FOR IMMEDIATE RELEASE                                           EXHIBIT 99.1

CommScope Announces Receipt of Demand from Lucent for Registration of
Up to 10.2 Million Shares of CommScope Stock
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HICKORY, NC, August 23, 2002 -- CommScope, Inc. (NYSE: CTV), a world leader in the design and manufacture of high-performance, broadband communication cables, today announced that it has received a demand from Lucent
Technologies Inc. (NYSE:LU) for registration of up to 10.2 million shares of CommScope common stock that Lucent currently owns.

The demand was made pursuant to a registration rights agreement between Lucent and CommScope related to CommScope's investment in OFS BrightWave, LLC. Effective November 16, 2001, CommScope acquired an approximate 18.4% interest in OFS BrightWave, a company formed by CommScope and The Furukawa Electric Co. Ltd. to acquire certain fiber cable and transmission fiber assets of the Optical Fiber Solutions Group of Lucent Technologies. CommScope issued these 10.2 million shares of its common stock to Lucent for an aggregate amount of $203.4 million in lieu of a portion of the cash purchase price payable by Furukawa to Lucent in connection with this 2001 investment.

CommScope does not plan to sell any shares of common stock pursuant to this proposed registration statement. CommScope expects the shares that will be subject to this proposed registration statement will consist only of shares owned by Lucent.

There can be no assurance that a registration statement will be filed, or that if filed, that any such offering will be made or as to the timing of any offering that is made. These securities may not be sold nor may offers to buy be accepted prior to the time a registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coax (HFC) applications and a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

This press release includes forward-looking statements that are based on information currently available to management, management's beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission, including without limitation, our Form 10-Q for the period ended June 30, 2002. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

            Visit CommScope at our web site - www.commscope.com

CONTACT:
Philip Armstrong
Investor Relations
(828) 323-4848